Exhibit 99.1

Quotient Limited Reports Fourth Quarter and Full-Year Financial Results for the Year Ended March 31, 2015

JERSEY, Channel Islands, May 18, 2015 -- Quotient Limited (NASDAQ:QTNT), a commercial-stage diagnostics company, today reported financial results for its fourth quarter and fiscal year ended March 31, 2015.

“During the quarter we continued to make excellent progress on bringing MosaiQ™ to market,” said Paul Cowan, Chairman and Chief Executive Officer of Quotient.  “Installation of the MosaiQ™ consumable manufacturing system at our Eysins, Switzerland facility is set to commence next month and we expect to receive the first instuments for field trials towards the end of 2015.  The latest performance evaluation data for assays to be incorporated on both the blood grouping and disease screening consumable continued to be very positive and we remain on track for the commercial launch of MosaiQ™ in Europe during the second half of 2016.”

MosaiQ™ Status Update

MosiaQTM, our next-generation automation platform for blood grouping and serological disease screening, is at an advanced stage of development with our efforts now focused on industrial scale-up for final product validation and commercialization.

Conversion of our Eysins, Switzerland facility is substantially complete and next month we will start installing the key elements of the initial manufacturing system for MosaiQ™ consumables. We expect to complete formal validation of the initial manufacturing system before the end of 2015.

We expect to begin transferring to production individual assays for the blood grouping consumable in the second quarter of 2015 with completion expected before the end of 2015. We also expect to transfer to production the CMV and Syphilis assays for the initial disease screening consumable in the fourth quarter of 2015, with remaining planned disease screening assays (HBV, HCV, HIV, HTLV and Chagas) for inclusion on the full disease screening consumable expected to be transferred to production in the first half of 2016.

Development of the MosaiQ™ instrument is also at an advanced stage. We have received advanced prototype instruments from STRATEC for evaluation, which have met our expected functional requirements. We expect to use these prototype instruments to undertake a further large-scale validation study in the middle of 2015, prior to receiving field trial versions of the MosaiQ™ instrument before the end of 2015.

We plan to commence formal field trials in the first half of 2016 and file necessary regulatory submissions in the second half of 2016, first in Europe and then in the United States, to obtain required marketing clearances. If licensed for sale, we continue to anticipate commercial launch for both the MosaiQ™ blood grouping consumable and the initial MosaiQ™ disease screening consumable in Europe during the second half of 2016 and in the United States during the second half of 2017. We anticipate commercial launch of the full MosaiQ™ disease screening consumable in Europe during the second half of 2017 and in the United States during 2018, quicker than previously anticipated.

OCD Commercial Partnership

In January 2015, we announced that we had entered into a distribution and supply agreement with Ortho-Clinical Diagnostics, or OCD, to sell and distribute MosaiQ™ within the $2.8 billion global transfusion diagnostics market (the “OCD Agreement”).  OCD is recognized as the global market leader in the supply of transfusion diagnostics.  Pursuant to this agreement, OCD will exclusively commercialize MosaiQ™ for the global patient testing market (for blood grouping), as well as the donor testing market (for blood grouping and serological disease screening) for territories other than those (North America, Europe and certain territories in the Asia-Pacific region, excluding Japan) in which we will commercialize MosaiQ™.  We will remain responsible for the manufacture and supply of all MosaiQ™ related products and have retained all other commercial rights to MosaiQ™.

Pursuant to the OCD Agreement, we received $25 million of funding, in the form of an investment in our ordinary shares and preference shares and OCD agreed to pay us certain one-time payments upon the achievement of regulatory and commercial milestones totaling in the aggregate $59 million.  These milestones primarily relate to the approval and launch of MosaiQ™ in the United States and Europe for blood grouping. OCD has also agreed to reimburse us for the cost of goods sold incurred for MosaiQTM instruments and associated replacement parts sold to OCD, as well as the cost of ancillary products sold to OCD. A transfer price mechanism for MosaiQTM consumables sold to OCD has also been established, which will increase as a percentage of net sales based on the achievement of agreed-upon revenue milestones. In addition, a basis for calculating minimum transfer prices for MosaiQ™ consumables, instruments and ancillary products has also been agreed.

Conventional Reagent Business Update

“Our conventional reagent business continued to progress to plan during fiscal 2015, despite the negative impact on reported revenues of a stronger than forecast U.S. dollar during the last two quarters of the year,” said Paul Cowan.  While this had only a limited impact on our reported operating profit, revenue growth over the next twelve months will likely be impacted by the recent appreciation of the U.S. dollar against the Euro and British Pound.  Conventional reagent revenue growth will also be impacted by a shift in production to support the commercial scale-up of MosaiQ™ in fiscal 2016.”

“Product sales in FY15 grew 4% year-over-year to $17.7 million, or 6% excluding the negative impact of foreign currency translation. Ongoing product rationalization continues to release production capacity for higher margin product sales with greater growth potential and assay development support for MosaiQTM.  Since the beginning of fiscal 2015, we have launched six new conventional reagent products in the U.S. market.  These new product launches are expected to drive continued growth for our conventional reagent business.”

Key revenue and profit results are summarized below (expressed in thousands):

	Quarter ended		Year ended
	March 31		March 31
	2015	2014	2015	2014
Revenue:
Product sales —OEM Customers	$2,654	$3,050	$12,377	$11,768
Product sales — direct customers and distributors	1,248	1,605	5,281	5,219
Other revenues	—	—	750	2,768
Total revenue	$3,902	$4,655	$18,408	$19,755

Product sales from standing orders (%)	74%	65%	72%	71%

Gross profit	$1,498	$2,520	$8,645	$11,349
Gross profit as a % of total revenue	38.4%	54.1%	47.0%	57.4%
Gross margin on product sales (%)	38.4%	54.1%	44.7%	50.5%
Operating (loss)	$(9,761)	$(4,605)	$(29,714)	$(8,892)

Fiscal Fourth Quarter Financial Results

Total revenue and Product sales in the fourth quarter of fiscal 2015 (“4QFY15”) were $3.9 million, compared with $4.7 million in the fouth quarter of fiscal 2014 (“4QFY14”).  Higher sales volumes were offset by a $0.3 million negative impact of a stronger U.S. dollar relative to the British Pound and Euro. Product sales in 4QFY14 also included $0.3 million of bulk antisera shipments to OEM customers that were not expected to repeat in fiscal 2015.

Gross profit on Total revenue and Product sales was $1.5 million in 4QFY15, compared with $2.5 million in 4QFY14.  Gross margin on Total revenue and Product sales was 38.4% in 4QFY15, compared with 54.1% in 4QFY14. The decrease was attributable to the impact of adverse foreign exchange movements on revenues, lower shipments of bulk antisera to OEM customers relative to 4QFY14, higher shipping costs and incremental manufacturing costs.

Research and development expense was $5.6 million in 4QFY15, compared with $3.1 million in 3QFY14.  This increase reflected greater investment in MosaiQ™ following completion of our initial public offering (“IPO”) in April 2014.  Research and development expense in 4QFY15 included a $1.0 million payment for an intellectual property license recognized as an expense.

Sales and marketing expense was $0.7 million in 4QFY15, compared with $0.6 million in 4QFY14. The increase resulted primarily from commissions paid on higher direct product sales in the United States.

General and administrative expense was $5.0 million in 4QFY15, compared with $3.3 million in 4QFY14.  The increase reflected higher personnel-related costs, including the impact of management additions, increased facility rental charges and higher corporate costs (including costs related to our transition to a public company).

Net other income was $7.3 million in 4QFY15, compared with $0.6 million of expense in 4QFY14.  Net other income in 4QFY15 comprised interest expense of $0.7 million, foreign exchange gains of $1.6 million, $0.4 million of asset writedowns related to the conversion of the Eysins, Switzerland facility, $3.8 million of costs associated with the OCD transaction and unrelated advisory fees and a $10.6 million unrealized gain related to the change in fair value of warrants issued as part of our IPO.  Other expense in 4QFY14 included interest expense of $0.5 million and foreign exchange losses of $0.1 million.

Net loss attributable to ordinary shareholders for 4QFY15 was $2.4 million, or a loss of $0.14 per ordinary share (basic and diluted), compared with a net loss of $5.2 million, or a loss of $16.14 per ordinary share (basic and diluted) in 4QFY14.

Capital expenditures totaled $10.4 million in 4QFY15, compared with $6.8 million in 4QFY14, reflecting investment in the manufacturing facility and manufacturing equipment for MosaiQ™ consumables.

Fiscal 2015 Financial Results

Total revenue for the fiscal year ended March 31, 2015 (“FY15”) was $18.4 million, a decrease of 7% when compared with $19.8 million in the fiscal year ended March 31, 2014 (“FY14”).  Product sales in FY15 were $17.7 million compared with $17.0 million in FY14.  Higher sales volumes in FY15 were offset by a $0.3 million negative impact of a stronger U.S. dollar relative to the British Pound and Euro. We also recognized $750,000 of product development fees in in FY15 and $2.8 million in FY14.

Gross profit on Total revenue was $8.6 million in FY15, compared with $11.3 million in FY14.  The decrease in gross profit was primarily attributable to lower product development fees recognized in FY15 compared with FY14.  Gross margin on Total revenue was 47.0% in FY15, compared with 57.4% in FY14.  Gross profit on Product sales in FY15 was $7.9 million, a decrease of 8% compared with $8.6 million in FY14.  The decrease was attributable to the impact of adverse foreign exchange movements, higher shipping costs and incremental manufacturing costs, partially offset by higher sales volumes.  Gross margin on Product sales was 44.7% in FY15, compared with 50.5% in FY14.

Research and development expense was $19.2 million in FY15, compared with $8.1 million in FY14.  This increase reflected increased investment in MosaiQ™ following completion of our IPO.  Research and development expense in FY15 also included a $1.0 million payment for an intellectual property license recognized as an expense.

Sales and marketing expense was $2.8 million in FY15, compared with $2.7 million in FY14.  The increase resulted primarily from commissions paid on higher direct product sales in the United States.

General and administrative expense was $16.4 million in FY15, compared with $9.5 million in FY14.  This increase reflected higher personnel-related costs, including the impact of management additions, increased facility rental charges and higher corporate costs (including costs related to our transition to a public company).

Net other expense was $29.3 million in FY15, compared with $1.3 million in FY14.  Net other expense in FY15 comprised interest expense of $2.3 million, foreign exchange gains of $1.1 million, IPO fees of $0.6 million, a legal settlement of $0.4 million, $0.4 million of asset writedowns related to the conversion of the Eysins, Switzerland facility, $3.8 million of costs associated with the OCD Agreement and unrelated advisory fees and a $23.0 million unrealized loss related to the change in fair value of warrants issued as part of our IPO.  Other expense in FY14 included interest expense of $1.1 million and foreign exchange losses of $0.2 million.

Net loss attributable to ordinary shareholders for FY15 was $59.1 million, or a loss of $4.00 per ordinary share (basic and diluted), compared with a net loss of $10.2 million, or a loss of $54.41 per ordinary share (basic and diluted) in FY14.

We ended FY15 with $37.5 million in cash and equivalents.  Capital expenditures totaled $24.0 million in FY15, compared with $7.1 million in FY14, reflecting investment in the manufacturing facility and manufacturing equipment for MosaiQ™ consumables.

Outlook for the Fiscal Year Ending March 31, 2016

•	Total revenue in the range of $19.0 to $20.0 million, including Other revenue (product development fees) of $1.9 million.
•

Product sales of $17.0 to $18.0 million, compared with FY15 revenues of $17.7 million.  For fiscal 2016, Product sales are forecast to be negatively impacted by adverse exchange rate movements, reducing reported Product sales by approximately 5%, or $1.0 million, using April 30, 2015 exchange rates.

•	Operating loss in the range of $50.0 to $55.0 million.

Product sales in the first quarter of fiscal 2016 are expected to be within the range of $4.3 to $4.8 million, compared with $5.3 million for the first quarter of FY15. Product sales are forecast to be negatively impacted by lower sales to OEM customers (other than OCD) and adverse exchange rate movements reducing reported Product sales by approximately 10%, or $0.5 million, using April 30, 2015 exchange rates.

The above outlook excludes the impact of unrealized gains or losses associated with any change in the fair market value of warrants issued as part of our initial public offering.

Quarterly product sales can fluctuate depending upon the shipment cycles for red blood cell based products, which account for approximately two-thirds of current product sales. These products typically experience 13 shipment cycles per year, equating to three shipments of each product per quarter, except for one quarter per year when four shipments occur. The timing of shipment of bulk antisera products to OEM customers may also move revenues from quarter to quarter. Some seasonality in demand is also experienced around holiday periods in both Europe and the United States. As a result of these factors, we expect to continue to see seasonality and quarter-to-quarter variations in product sales. The timing of product development fees included in Other revenues is mostly dependent upon the achievement of pre-negotiated project milestones.

The accompanying condensed consolidated financial statements have been prepared on a basis which assumes that we will continue as a going concern.  However, we have incurred net losses and negative cash flows from operations in each year since we commenced operations in 2007, and we expect our operating losses to continue for at least the next two years as we continue our investment in the development and commercialization of MosaiQ™.  We ended fiscal 2015 with $37.5 million in cash and cash equivalents.  Our operating plans for the financial year ending March 31, 2016 reflect an expectation that substantially all of our outstanding warrants from our initial public offering, which expire on October 25, 2015, will be exercised before that date.  If significant exercises of these warrants do not occur, we may need or decide to raise additional funds through public or private debt or equity financing or through other means.  If we are unable to obtain needed financing on acceptable terms or otherwise, we may not be able to implement our business plan.  Although our audit is not yet completed, we expect that our auditors will include what is referred to as an “emphasis paragraph” in their audit report, drawing attention to certain conditions concerning our overall liquidity position that raise substantial doubt about our ability to continue as a going concern.  We anticipate our Annual Report on Form 10-K for the year ended March 31, 2015 will contain additional discussion on this topic to ensure that this risk is fairly presented to readers of our financial statements.

Conference Call

We will host a conference call on Tuesday, May 19 at 8:30 a.m. Eastern Time to discuss its fiscal 2015 fourth quarter and fiscal year financial results.  Participants may access the call by dialing 1-877-407-9039 in the U.S. or 1-201-689-8470 outside the U.S.  The call will be webcast live on our website at www.quotientbd.com.

A replay of this conference call will be available through May 26 by dialing 1-877-870-5176 in the U.S. or 1-858-384-5517 outside the U.S. The replay access code is 13610108.

About MosaiQ™

We have designed MosaiQ™ to offer a breadth of diagnostic tests that is unmatched by existing commercially available transfusion diagnostic instrument platforms. Time to result for MosaiQ™ will be significantly quicker than existing methods for extended antigen typing and antibody identification and is expected to be equivalent to the time to result for current instrument platforms performing basic antigen typing. We also believe that customer adoption of MosaiQ™ will lead to improved patient outcomes through better and easier matching of donor and patient blood, given cost-effective extended antigen typing offered by MosaiQ™. Improved patient outcomes using MosaiQ™ include the potential for reduced incidence of alloimmunization, where the patient develops antibodies to foreign antigens introduced to the body through transfused blood. MosaiQ™ will also offer the opportunity for substantial cost savings and a range of operational efficiencies for donor and patient testing laboratories, including:

•

comprehensive characterization of blood-group antigens and antibodies present in donor or patient blood, eliminating the need for routine manual testing typically undertaken by highly skilled technicians;

•	simplification of required consumables and testing processes;
•	consolidation of multiple instrument platforms in donor testing laboratories;
•	significant reduction of sample volume requirements;
•	reduction of consumable and reagent waste; and
•	more streamlined processes for matching donor units to patients.

About Quotient Limited

Quotient is an established, commercial-stage diagnostics company committed to reducing healthcare costs and improving patient care through the provision of innovative tests within established markets. With an initial focus on blood grouping and serological disease screening, Quotient is developing its proprietary MosaiQTM technology platform to offer a breadth of tests that is unmatched by existing commercially available transfusion diagnostic instrument platforms. The company’s operations are based in Edinburgh, Scotland; Newtown, Pennsylvania; and Eysins, Switzerland.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our expectations of continued growth, the development, regulatory approval, commercialization and impact of MosaiQTM and other new products, current estimates of fiscal 2016 operating results and expectations regarding our future funding sources, including proceeds from exercises of our outstanding warrants. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include delays or denials of regulatory approvals or clearances for products or applications; market acceptance of our products; the impact of competition; the impact of facility expansions and expanded product development, clinical, sales and marketing activities on operating expenses; delays or other unforeseen problems with respect to manufacturing, product development or field trial studies; adverse results in connection with any ongoing or future legal proceeding; continued or worsening adverse conditions in the general domestic and global economic markets; as well as the other risks set forth in the company's filings with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Quotient disclaims any obligation to update these forward-looking statements.

The Quotient logo and MosaiQ™ are registered trademarks or trademarks of Quotient Limited and its subsidiaries in various jurisdictions.

CONTACT:  Stephen Unger, Chief Financial Officer – stephen.unger@quotientbd.com; (212) 228-7572

Quotient Limited
Condensed Consolidated Statements Of Comprehensive Loss
(in thousands, except per share amounts)
(unaudited)

	Quarter ended		Year ended
	March 31		March 31
	2015	2014	2015	2014
Revenue:
Product sales	$3,902	$4,655	$17,658	$16,987
Other revenues	—	—	750	2,768
Total revenue	3,902	4,655	18,408	19,755
Cost of revenue	2,404	2,135	9,763	8,406
Gross profit	1,498	2,520	8,645	11,349
Operating expenses:
Sales and marketing	655	649	2,750	2,705
Research and development, net	5,643	3,149	19,216	8,066
General and administrative expense	4,961	3,327	16,393	9,470
Total operating expense	11,259	7,125	38,359	20,241
Operating loss	(9,761)	(4,605)	(29,714)	(8,892)
Other income (expense)
Interest expense, net	(701)	(494)	(2,315)	(1,076)
Change in financial liability for share warrants	10,615	—	(22,966)	—
Other, net	(2,574)	(114)	(4,064)	(197)
Other income (expense), net	7,340	(608)	(29,345)	(1,273)
Loss before income taxes	(2,421)	(5,213)	(59,059)	(10,165)
Provision for income taxes	—	—	—	—
Net loss	$(2,421)	$(5,213)	$(59,059)	$(10,165)
Other comprehensive income (loss):
Change in fair value of effective portion of foreign currency cash flow hedges	$(5)	$94	$(293)	$94
Foreign currency gain (loss)	(2,403)	(267)	(5,114)	397
Other comprehensive income (loss)	(2,408)	(173)	(5,407)	491
Comprehensive income (loss)	$(4,829)	$(5,386)	$(64,466)	$(9,674)
Net loss available to ordinary shareholders - basic and diluted	$(2,421)	$(5,213)	$(59,059)	$(10,165)
Loss per share - basic and diluted	$(0.14)	$(16.14)	$(4.00)	$(54.41)
Weighted-average shares outstanding - basic and diluted	16,800,503	323,018	14,773,386	186,817

Quotient Limited
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	March 31, 2015	March 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$37,525	$7,192
Trade accounts receivable, net	1,808	2,439
Inventories	4,608	4,557
Prepaid expenses and other current assets	6,129	5,200
Total current assets	50,070	19,388
Property and equipment, net	29,733	8,556
Intangible assets, net	950	967
Other non-current assets	366	897
Total assets	$81,119	$29,808
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERENCE SHARES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,238	$5,343
Accrued compensation and benefits	2,565	2,014
Accrued expenses and other current liabilities	8,787	4,453
Financial liability in respect of share warrants	31,011	421
Current portion of long-term debt	4,500	—
Current portion of lease incentive	435	485
Capital lease obligation	239	183
Total current liabilities	54,775	12,899
Long-term debt	10,768	15,105
Lease incentive, less current portion	1,740	2,423
Capital lease obligation, less current portion	276	154
7% Cumulative redeemable preference shares	15,175	—
Total liabilities	82,734	30,581
Commitments and contingencies	—	—
Redeemable convertible preference shares	—	30,763
Total shareholders' equity (deficit)	(1,615)	(31,536)
Total liabilities, redeemable convertible preference shares and shareholders' equity	$81,119	$29,808

Quotient Limited
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Year ended March 31,
	2015	2014
OPERATING ACTIVITIES:
Net loss	$(59,059)	$(10,165)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, amortization and loss on disposal of fixed assets	1,676	622
Share-based compensation	1,138	933
Amortization of lease incentive	(443)	—
Amortization of deferred debt issue costs	776	464
Accrued preference share dividends	175	—
Change in financial liability for share warrants	22,966	—
Net change in assets and liabilities:
Trade accounts receivable, net	362	(748)
Inventories	(552)	(897)
Accounts payable and accrued liabilities	7,358	5,100
Accrued compensation and benefits	772	874
Lease incentive	—	2,907
Other assets	(1,760)	(3,470)
Net cash used in operating activities	(26,591)	(4,380)
INVESTING ACTIVITIES:
Purchase of property and equipment	(23,854)	(7,226)
Refund (purchase) of intangible assets	(188)	94
Net cash used in investing activities	(24,042)	(7,132)
FINANCING ACTIVITIES:
Proceeds from (repayment of) finance leases	195	(166)
Proceeds from drawdown of new debt	—	15,000
Repayment of debt	—	(3,000)
Debt issue costs	—	(372)
Proceeds from issuance of preference shares	15,000	2,885
Proceeds from issuance of ordinary shares	69,879	247
Net cash generated from financing activities	85,074	14,594
Effect of exchange rate fluctuations on cash and cash equivalents	(4,108)	(109)
Change in cash and cash equivalents	30,333	2,973
Beginning cash and cash equivalents	7,192	4,219
Ending cash and cash equivalents	$37,525	$7,192
Supplemental cash flow disclosures:
Income taxes paid	$—	$—
Interest paid	$1,364	$637